EXHIBIT 99.1

For Immediate Release:

Steinway Reports Q3 Results

GAAP EPS ($0.03); Adjusted EPS $0.57

WALTHAM, MA – November 6, 2008 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter and nine months ended September 30, 2008.

Revenues for the third quarter increased 1% over the same period in the prior year.  A 7% increase in piano segment revenues, which includes the Company’s recently acquired online music business, more than offset a 5% decrease in band segment revenues.  Overall gross margins improved to 29.8% from 28.3%.

In connection with the Company’s annual impairment testing of goodwill, in the third quarter the band segment recorded a non-cash charge of $8.6 million, impacting after tax earnings by $0.60 per diluted share.  Controllable operating expenses were flat with the prior year period but the negative impact of the impairment charge caused a $6.6 million decline in operating income for the quarter.  Net interest expense decreased 18% as a result of lower borrowings during the third quarter of 2008.

Adjusted EBITDA improved to $12.2 million, or 25%, over the prior year period.  The Company posted a loss per share of $0.03 and Adjusted earnings per share of $0.57 compared to earnings per share of $0.35 in the third quarter of 2007.  Adjustments for the quarter are detailed in the attached financial tables.

For the first nine months of 2008, revenue increased 3% and gross margins improved slightly, to 29.5% from 29.4%.  Operating income declined $7.4 million as a result of the charge to goodwill.  Adjusted EBITDA improved to $31.4 million, or 14%, reflecting improvement in both the band and piano segments.

Band Operations

In the third quarter, band revenues decreased $2.5 million, or 5%, despite a unit sales decline of 15%.  Declines occurred in all major product categories, with the most significant shortfall in student level instruments.  Gross margins improved from 19.5% to 23.2% as a result of a change in product mix toward higher priced instruments, reduced sales incentive programs, and greater manufacturing efficiencies.

For the nine-month period, band sales were nearly equal to the prior year period.  Gross margins improved from 20.7% to 22.2%, despite $0.9 million of severance costs during the period.

Piano Operations

Piano segment revenues for the third quarter increased $3.7 million, or 7%, to $55.7 million.  An increase in piano sales overseas offset a domestic decline while online music sales contributed an additional $1.8 million in revenue during the quarter.  Overall unit shipments of Steinway grand pianos decreased 5% from the prior year period.  Domestic shipments of Steinway grand pianos decreased 6% and overseas shipments decreased 3%.  Unit shipments of mid-priced pianos declined 7%.  Gross margins declined from 36.3% to 35.1% due to a decline in domestic retail sales and a change in product mix toward lower margin upright pianos.

For the nine-month period, piano revenues increased 5%.  Steinway grand unit shipments declined 6% and mid-priced piano unit shipments decreased 2%.  Gross margins decreased to 34.8% from 36.3% primarily as a result of lower production levels at the Company’s New York piano plant.

Comments

CEO Dana Messina discussed the Company’s results, “Given the state of the global economy, we are pleased with our third quarter results.  We saw significant improvement in Adjusted EBITDA in both the band and piano segments.”

Messina added, “We have substantially completed the consolidation of our band manufacturing facilities and we are currently working through the many issues involved in making our reduced production footprint even more efficient.  Provided demand remains flat, we expect to start realizing improved profitability from these recent plant consolidation efforts in the first half of 2009.”

On the outlook for the remainder of 2008, Messina said, “The outlook for the worldwide economy is uncertain and we expect general weakness in many of our markets for the next few quarters.  Our balance sheet is strong and we have substantial liquidity to handle this present economic environment. Steinway has weathered many economic cycles over the last 155 years and has always emerged an even stronger competitor.  I am confident that we will successfully navigate the current challenges.”

Conference Call

Management will be discussing the Company’s third quarter results and outlook for the remainder of 2008 on a conference call today beginning at 5:00 p.m. ET.  A live webcast and an archive of the call will be available to all interested parties on the Company’s website, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.  Through its online music retailer, ArkivMusic, the Company also distributes classical music recordings.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent, or unusual items. The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance in that it eliminates the impact of items that are either out of operating management’s control or are otherwise unrelated to how well the Company is completing its manufacturing and operating responsibilities. In addition, the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers.

The Company also believes Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements as it factors out non-cash expenses such as depreciation and amortization. The Company’s domestic credit agreement, which provides for borrowings up to $110.0 million and is a material credit agreement to the Company, contains a minimum Fixed Charge Coverage Ratio which is based on Adjusted EBITDA. A minimum ratio of 1.1 to 1.0 is required to be met if the Company has had less than $20.0 million of availability on its line of credit in the last thirty days. At the end of the most recent period the Company had remaining borrowing availability on the line of credit of $108.8 million (net of letters of credit) and therefore this covenant did not apply. Should this covenant apply and not be met, the Company could be required to make immediate repayment of its line of credit borrowings, if it were unable to obtain a waiver from the lenders.

There are limitations in the use of Adjusted EBITDA because the Company’s actual results do include the impact of the noted Adjustments. Accordingly, Adjusted EBITDA should be used as a supplement to the comparable GAAP measures and should not be construed as a substitute for income from operations or net income, or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; ability to successfully consolidate band manufacturing; impact of dealer consolidations on orders; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Net sales	$100,488	$99,293	$293,195	$284,982
Cost of sales	70,559	71,202	206,829	201,086
Gross profit	29,929	28,091	86,366	83,896
	29.8%	28.3%	29.5%	29.4%

Operating expenses:
Sales and marketing	11,670	11,243	36,539	35,336
Provision for doubtful accounts	12	794	484	1,512
General and administrative	8,701	8,361	26,176	25,512
Amortization	336	196	795	588
Other operating expenses	68	262	537	1,297
Facility rationalization and impairment charges	8,555	—	9,617	—
Total operating expenses	29,342	20,856	74,148	64,245

Income from operations	587	7,235	12,218	19,651
Interest expense, net	2,378	2,905	6,811	7,580
Other income, net	(405)	37	(1,024)	(154)
(Loss) income before income taxes	(1,386)	4,293	6,431	12,225
Income tax (benefit) provision	(1,126)	1,285	1,671	4,634
Net (loss) income	$(260)	$3,008	$4,760	$7,591

(Loss) earnings per share - basic	$(0.03)	$0.35	$0.56	$0.89
(Loss) earnings per share - diluted	$(0.03)	$0.35	$0.55	$0.88
Weighted average common shares - basic	8,538	8,569	8,566	8,503
Weighted average common shares - diluted	8,538	8,683	8,653	8,641

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	9/30/2008	9/30/2007	12/31/2007
Cash	$22,288	$14,988	$37,304
Receivables, net	77,340	86,061	73,131
Inventories	161,752	167,733	152,451
Other current assets	25,551	24,311	22,843
Total current assets	286,931	293,093	285,729

Property, plant and equipment, net	88,014	94,676	94,150
Other assets	72,410	70,935	77,799
Total assets	$447,355	$458,704	$457,678

Debt	$2,983	$3,369	$2,285
Other current liabilities	63,424	56,170	64,701
Total current liabilities	66,407	59,539	66,986

Long-term debt	168,385	194,672	173,981
Other liabilities	46,956	57,165	52,932
Stockholders’ equity	165,607	147,328	163,779
Total liabilities and stockholders’ equity	$447,355	$458,704	$457,678

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended 9/30/08
	GAAP	Adjustments		Adjusted
Band sales	$44,782	$—		$44,782
Piano sales(1)	55,706	—		55,706
Total sales	100,488	—		100,488

Band gross profit	10,377	(62)	(2)	10,315
Piano gross profit(1)	19,552	—		19,552
Total gross profit	29,929	(62)		29,867

Band GM %	23.2%			23.0%
Piano GM %(1)	35.1%			35.1%
Total GM %	29.8%			29.7%

Operating expenses	29,342	(8,555)	(3)	20,787

Income from operations	587	8,493		9,080

Interest expense, net	2,378	—		2,378
Other (income) expense, net	(405)	—		(405)

(Loss) income before income taxes	(1,386)	8,493		7,107

Income tax (benefit) provision	(1,126)	3,312	(4)	2,186

Net (loss) income	$(260)	$5,181		$4,921

(Loss) earnings per share - basic	$(0.03)			$0.58
(Loss) earnings per share - diluted	$(0.03)			$0.57
Weighted average common shares - basic	8,538			8,538
Weighted average common shares - diluted	8,538			8,631

	Three Months Ended 9/30/07
	GAAP	Adjustments	Adjusted
Band sales	$47,308	$—	$47,308
Piano sales	51,985	—	51,985
Total sales	99,293	—	99,293

Band gross profit	9,209	—	9,209
Piano gross profit	18,882	—	18,882
Total gross profit	28,091	—	28,091

Band GM %	19.5%		19.5%
Piano GM%	36.3%		36.3%
Total GM %	28.3%		28.3%

Operating expenses	20,856	—	20,856

Income from operations	7,235	—	7,235

Interest expense, net	2,905	—	2,905
Other (income) expense, net	37	—	37

Income before income taxes	4,293	—	4,293

Income tax provision	1,285	—	1,285

Net income	$3,008	$—	$3,008

Earnings per share - basic	$0.35		$0.35
Earnings per share - diluted	$0.35		$0.35
Weighted average common shares - basic	8,569		8,569
Weighted average common shares - diluted	8,683		8,683

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1) Includes results of online music business.

(2) Reflects reversal of employee severance costs associated with plant closures.

(3) Reflects impairment of goodwill.

(4) Reflects the tax effect of Adjustments.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Nine Months Ended 9/30/08
	GAAP	Adjustments		Adjusted
Band sales	$125,300	$—		$125,300
Piano sales(1)	167,895	—		167,895
Total sales	293,195	—		293,195

Band gross profit	27,855	941	(2)	28,796
Piano gross profit(1)	58,511	—		58,511
Total gross profit	86,366	941		87,307

Band GM %	22.2%			23.0%
Piano GM %(1)	34.8%			34.8%
Total GM %	29.5%			29.8%

Operating expenses	74,148	(9,617)	(3)	64,531

Income from operations	12,218	10,558		22,776

Interest expense, net	6,811	—		6,811
Other (income) expense, net	(1,024)	636	(4)	(388)

Income before income taxes	6,431	9,922		16,353

Income tax provision	1,671	3,841	(5)	5,512

Net income	$4,760	$6,081		$10,841

Earnings per share - basic	$0.56			$1.27
Earnings per share - diluted	$0.55			$1.25
Weighted average common shares - basic	8,566			8,566
Weighted average common shares - diluted	8,653			8,653

	Nine Months Ended 9/30/07
	GAAP	Adjustments	Adjusted
Band sales	$125,690	$—	$125,690
Piano sales	159,292	—	159,292
Total sales	284,982	—	284,982

Band gross profit	26,012	—	26,012
Piano gross profit	57,884	—	57,884
Total gross profit	83,896	—	83,896

Band GM %	20.7%		20.7%
Piano GM%	36.3%		36.3%
Total GM %	29.4%		29.4%

Operating expenses	64,245	—	64,245

Income from operations	19,651	—	19,651

Interest expense, net	7,580	—	7,580
Other (income) expense, net	(154)	—	(154)

Income before income taxes	12,225	—	12,225

Income tax provision	4,634	—	4,634

Net income	$7,591	$—	$7,591

Earnings per share - basic	$0.89		$0.89
Earnings per share - diluted	$0.88		$0.88
Weighted average common shares - basic	8,503		8,503
Weighted average common shares - diluted	8,641		8,641

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)	Includes results of online music business.
(2)	Reflects costs (primarily employee severance) associated with plant closures.
(3)	Reflects facility rationalization costs of $1,062 due to the impairment of plants in Elkhorn, WI and France and $8,555 impairment of goodwill.
(4)	Reflects a gain on early extinguishment of debt.
(5)	Reflects the tax effect of Adjustments.

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands)

(Unaudited)

Reconciliation from Cash Flows from Operating Activities to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Cash flows from operating activities	$(3,833)	$5,165	$(2,402)	$(11,374)
Changes in operating assets and liabilities	12,667	1,248	22,116	27,104
Stock based compensation expense	(300)	(210)	(811)	(853)
Income taxes, net of deferred tax benefit	1,445	1,416	5,591	6,672
Net interest expense	2,378	2,905	6,811	7,580
Provision for doubtful accounts	(12)	(794)	(484)	(1,512)
Other	(46)	94	(381)	27
Non-recurring, infrequent or unusual cash charges	(62)	—	941	—
Adjusted EBITDA	$12,237	$9,824	$31,381	$27,644

Reconciliation from Net Income to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Net (loss) income	$(260)	$3,008	$4,760	$7,591
Income taxes	(1,126)	1,285	1,671	4,634
Net interest expense	2,378	2,905	6,811	7,580
Depreciation	2,416	2,430	7,422	7,251
Amortization	336	196	795	588
Non-recurring, infrequent or unusual items	8,493	—	9,922	—
Adjusted EBITDA	$12,237	$9,824	$31,381	$27,644